®

For further information contact:	Media:
AT EMISPHERE TECHNOLOGIES, INC. Stewart Siskind Investor Relations	BMC Communications Dan Budwick 212-477-9007 ext. 14

914-785-4742

Emisphere Technologies Announces 2006 Second Quarter
Financial Results

Conference Call Scheduled for Today at 10:00 a.m. ET

TARRYTOWN, NY—August 8, 2006 -— Emisphere Technologies, Inc. (NASDAQ: EMIS) today announced financial results for the second quarter ended June 30, 2006. The Company also reviewed highlights of the quarter, including continued progress in advancing its heparin and insulin development programs, a new multi-product research collaboration with Roche, receipt of a milestone payment from Novartis, and a successful financing.

Second Quarter Financial Results

Emisphere reported revenue of $5.2 million for the quarter, as compared to $2.0 million for the same period last year, largely as a result of the $5 million milestone payment received from Novartis Pharma AG (Novartis) in connection with Novartis’ election to commence development of an oral form of recombinant human growth hormone (rhGH).

Emisphere reported an operating loss of $3.4 million for the quarter ended June 30, 2006, compared to an operating loss of $6.5 million for the second quarter of 2005. Emisphere reported a net loss of $3.8 million, or $0.14 per basic and diluted share, for the quarter ended June 30, 2006, compared to a net loss of $5.8 million, or $0.25 per basic and diluted share, for the same quarter of 2005.

Total operating expenses were $8.6 million for the 2006 second quarter, an increase of $0.2 million, or 3%, compared to the same period last year. Total operating expenses include research and development costs of $4.9 million, an increase of $0.2 million or 5%, compared to last year’s second quarter, and general and administrative expenses of $2.8 million, a decrease of $0.5 million or 14%, compared to the same period last year. The 14% decrease in general and administrative expenses is primarily due to a decrease in the expenses associated with implementing the requirements of section 404 of the Sarbanes-Oxley Act. Emisphere implemented SFAS 123® as of January 1, 2006, resulting in non-cash stock-based compensation charges of $0.4 million during the second quarter.

For the quarter ended June 30, 2006, the Company had interest expense of $0.6 million, partially offset by interest income of $0.3 million, resulting in $0.3 million of expense. Other income and expense for the same period last year was $0.7 million of income, which was comprised of a $1.0 million gain on the sale of investments and interest income of $0.1 million, partially offset by an increase in the fair value of derivative instruments of $0.3 million and interest expense of $0.1 million. The current period increase in interest expense is related to the senior secured convertible note held by MHR Institutional Partners IIA LP and certain of its affiliated funds, due September 2012.

Cash, cash equivalents, and investments held as of June 30, 2006 were $34.8 million. This represents a net increase of $25.5 million from such amounts held on December 31, 2005.
Events over the second quarter of 2006 that contributed to the Company’s increased cash holdings were as follows:

On May 3, the Company received a $5 million milestone payment from Novartis in conjunction with Novartis’ election to commence development of an oral form of rhGH using Emisphere’s eligen® technology. Novartis is in the process of evaluating the results of a completed study in eight growth hormone deficient adults. Under the terms of the licensing agreement, if fully developed and marketed, Emisphere may receive additional milestone payments totaling up to a maximum of $28 million, plus royalties on sales of the product, if any.

On May 16, Emisphere announced it had completed a common stock offering, resulting in net proceeds to the Company of $31.1 million. Proceeds from the offering will be used by Emisphere for general corporate purposes, including further development of its lead clinical programs.

Weighted average shares outstanding on a diluted basis for the quarters ended June 30, 2006 and 2005, were 26.0 million and 23.3 million, respectively. The increase in shares outstanding is due primarily to the common stock offering completed in May 2006.

Second Quarter and Recent Product Development/Corporate Highlights

Emisphere Announces New Multi-Product Research Collaboration Agreement with Roche

On July 18, subsequent to the end of the second quarter, Emisphere announced a multi-product research collaboration agreement with Roche to explore the use of Emisphere’s eligen® technology in feasibility studies for new oral formulations of a number of Roche molecules. Roche will fund the research, which will be conducted at both Roche and Emisphere.

Emisphere Reports Completion of Planned Preclinical Safety Studies of Oral Calcitonin

On May 25, Emisphere announced that Novartis notified the Company that it had completed planned preclinical safety studies currently needed for the oral calcitonin product using Emisphere’s eligen® technology. From these studies, Novartis concluded that oral administration by gavage of the eligen® delivery agent to rats for 104 weeks was not considered carcinogenic at doses up to 750 mg/kg per day. The carcinogenicity report would be submitted to the U.S. Food and Drug Administration (FDA) in any New Drug Application (NDA) submission on oral formulations of those molecules for which Novartis has obtained rights to use the Emisphere technology including calcitonin. No further toxicology studies are planned for the NDA submission of oral calcitonin.

Enrollment Completed for Phase II Oral Insulin Trial

On April 11, Emisphere completed enrollment for the first 120 patients in its Phase II oral insulin trial, and received permission from regulatory authorities in India to expand the trial enrollment to 140 patients in order to compare all three active arms of the trial against each other for statistical significance. On May 3, 2006, the Company was informed that enrollment had been completed in the clinical trial. Emisphere has been notified by its CRO that “last patient last visit” will be in September 2006.

Eli Lilly to Assign Intellectual Property to Emisphere

In April, the U.S. Federal District Court in Indianapolis granted an application by Emisphere, and ordered Eli Lilly & Co. (Lilly) to assign to Emisphere the patent application filed by Lilly in February 2002 for a patent on the use of Emisphere’s proprietary technology with GLP molecules. On May 3, Lilly notified Emisphere that it had assigned the patent to Emisphere. The GLP family of peptides has attracted significant interest from the medical and pharmaceutical communities for use in the treatment of diabetes and obesity.

On January 6, U.S. Federal District Court determined that Lilly breached its contractual obligations owed to Emisphere and that Emisphere properly terminated the Lilly license and collaboration agreements for oral parathyroid hormone (PTH) as of August 23, 2004. The decision allowed Emisphere to license the technology to Novartis. On March 8, the Company announced that Novartis has executed its license option for the development and commercialization of an oral form of PTH using Emisphere’s eligen® technology. Under the terms of the licensing agreement, Emisphere may receive milestone payments totaling up to a maximum of $30 million, plus royalties on future sales of the product, if any.

Emisphere Granted Additional Patent Regarding Pulmonary Delivery of Proteins

On April 12, Emisphere announced that the U.S. Patent and Trademark Office granted an additional patent to Emisphere regarding the pulmonary delivery of proteins, using Emisphere’s eligen® technology. Emisphere received U.S. Patent number 6,991,798 with claims directed to the pulmonary delivery of peptides. In addition, foreign Patent Number 2001273153, granted in March, provides Emisphere with additional patent protection for pulmonary delivery of peptides. Thus far in 2006, three patents have been granted to Emisphere containing language and/or claims affording patent protection for the pulmonary delivery of proteins, bringing the total of U.S. patents owned by Emisphere to nine, with additional applications concerning pulmonary routes of administration currently being prepared.

New Vice President of Regulatory Affairs

We are pleased to announce the appointment of Emisphere’s newly hired Vice President of Regulatory Affairs, Dr. Paul R. Nemeth. Dr. Nemeth recently served as Executive Director of Worldwide Regulatory Affairs for Centocor, Inc. Prior to his employment at Centocor, he served as Vice President of Global Regulatory Affairs for AstraZeneca, Neuroscience.  Dr. Nemeth has also held various regulatory affairs positions within Astra-Merck, Cephalon, Rhone-Poulenc Rorer, and G.D. Searle & Co. Dr. Nemeth holds a Ph.D. from University of Texas – Houston in Physiology, and an M.S. from Southern Illinois University in Medical Physiology and Pharmacology.

Emisphere Joins the Russell 3000 and the Russell 2000

On June 30, Emisphere was added to the Russell 3000 Index. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in small-cap Russell 2000® Index as well as the appropriate growth and style indexes. Russell determines membership for its equity indexes primarily by objective, market capitalization rankings and style attributes.

Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere, commented: “The first half of 2006 has been outstanding for Emisphere, as we advanced our clinical development pipeline and boosted our cash holdings. We have had significant success with our partnered programs. Novartis completed safety studies for the oral calcitonin program and significantly expanded our relationship with them by initiating programs for oral PTH and oral rhGH. We also advanced our partnership with Roche with the initiation of a new multi-product research collaboration to explore the use of our eligen® technology in a number of Roche molecules.

“We expect an active second half of 2006 across our internal and external clinical programs. We are preparing to meet with the FDA to discuss how we will proceed in our oral heparin program, based on our successful demonstration that orally delivered heparin is unchanged as compared to intravenously or subcutaneously administered heparin. We expect to complete dosing in our Phase 2 clinical trial in our oral insulin program in the first weeks of September and will announce results as soon as the study is unblinded. We are initiating human testing of the eligen® technology with oral GLP-1 and oral PYY. We expect developments in our other clinical programs as well, and will make announcements as these events occur.

“Finally, we raised $31.1 million in a common stock offering during the second quarter. This financing gives us the ability to further develop several of our promising clinical programs, while enabling the continued development of our intellectual property and product pipeline. With a significantly strengthened balance sheet, and many important milestones with our key programs expected in the near term, we look forward to building on our success during the second half of 2006,” Dr. Goldberg concluded.

Conference Call Information

Emisphere will hold a teleconference today to discuss its second quarter 2006 financial results beginning at 10:00 a.m. Eastern Time. A replay of the call will be accessible approximately three hours following the end of the call and will be archived through August 15, 2006.

The live conference call dial-in number is: 1-877-704-5391 (U.S./Canada)

1-913-312-1301 (International)

The live conference call ID number is: 9124489

To access a replay of the call: 1-888-203-1112 (U.S./Canada)

1-719-457-0820 (International)

Conference replay PIN number is: 9124489

Emisphere will simultaneously be webcasting this teleconference. To access the live broadcast in listen-only mode or the subsequently archived recording, please go to the Investor Relations portion of the Company’s website at: http://www.emisphere.com/ir.asp

Please visit the site at least five minutes prior to start time for instructions.

About the eligen® technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as Emisphere delivery agents, or “carriers.” These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. The Emisphere® delivery agents have no known pharmacological activity themselves. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity. Emisphere is pursuing shortened registration timelines for currently marketed drug products whose absorption following oral administration is improved using the eligen® technology through supplemental New Drug Applications or 505(b) (2) filings with the US FDA. Successful achievement of these regulatory strategies may not require large-scale studies to support product registration.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of drugs that are not currently available or have poor bioavailability in oral form, either alone or with corporate partners, by applying its proprietary eligen® technology to those drugs or licensing its eligen® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit our web site, http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 16, 2006, and updates to such Risk Factors included in Emisphere’s Quarterly Report for the fiscal quarter ended March 31, 2006, filed on May 9, 2006.

EMISPHERE TECHNOLOGIES, INC.
Condensed Statements of Operations (Unaudited)
For the three and six months ended June 30, 2006 and 2005
(in thousands, except share and per share data)

	For the three months ended			For the six months ended
	June 30,			June 30,
	2006		2005	2006	2005
Revenue	$5,220		$1,961	$6,916	$2,954

Costs and expenses:
Research and development	4,858		4,618	9,375	9,030
General and administrative expenses	2,816		3,282	5,618	6,947
Loss/(gain) on sale of fixed assets		(4)	(567)	(4)	(567)
Depreciation and amortization	972		1,091	1,962	2,202

Total costs and expenses	8,642		8,424	16,951	17,612

Operating loss	(3,422)		(6,463)	(10,035)	(14,658)

Other (expense) and income:
Gain on extinguishment of note payable.	-		—	—	14,663
Investment and other income	299		110	422	208
(Loss)/gain on sale of investments		(5)	989	(5)	989
Change in fair value of derivative instruments		(56)	(296)	(7,620)	(208)
Interest expense		(573)	(124)	(13,355)	(249)

Total other (expense) and income.		(335)	679	(20,558)	15,403
Net (loss) income	$(3,757)		$(5,784)	$(30,593)	$745

Net (loss) income per share, basic	$(0.14)		$(0.25)	$(1.23)	$0.04

Net (loss) income per share, diluted	$(0.14)		$(0.25)	$(1.23)	$0.03

Weighted average shares outstanding, basic	25,952,342		23,267,713	24,815,680	21,253,091

Weighted average shares outstanding, diluted	25,952,342		23,267,713	24,815,680	21,436,982

EMISPHERE TECHNOLOGIES, INC.
Condensed Balance Sheets (Unaudited)
As of June 30, 2006 and December 31, 2005
(in thousands)

	June 30,	December 31,
	2006	2005
Assets:
Cash, cash equivalents, restricted cash and investments	$34,759	$9,218
Accounts receivable	32	71
Prepaid expenses and other current assets	1,056	951

Total current assets	35,847	10,240
Equipment and leasehold improvements, net	4,203	5,899
Purchased technology, net	1,914	2,034
Other assets	798	815

Total Assets	$42,762	$18,988

Liabilities and stockholders’ equity (deficit):
Current liabilities	$17,197	$10,762
Notes payable	23,565	22,857
Other long-term liabilities	66	264
Stockholders’ equity (deficit)	1,934	(14,895)

Total liabilities and stockholders’ equity (deficit)	$42,762	$18,988

###